                                                                   Exhibit 12(b)


            Joseph E. Seagram & Sons, Inc. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)



                                                   Quarter               Fiscal Year
                                              Ended September 30,       Ended June 30,
                                              -------------------       --------------
                                                2000        1999       2000        1999
                                                ----        ----       ----        ----

Income (loss) from continuing operations,
  before tax                                   $ (37)      $  94      $ (45)      $ (17)
Add (deduct):
  Dividends from equity companies               --             1          1           1
  Fixed charges                                  130         133        522         349
  Interest capitalized, net of amortization     --          --         --          --
                                               -----       -----      -----       -----
Earnings available for fixed charges           $  93       $ 228      $ 478       $ 333
                                               =====       =====      =====       =====

Fixed charges:
  Interest expense                             $ 127       $ 130      $ 512       $ 339
  Portion of rent expense deemed to
   represent interest factor                       3           3         10          10
                                               -----       -----      -----       -----
Fixed charges                                  $ 130       $ 133      $ 522       $ 349
                                               =====       =====      =====       =====


Ratio of earnings to fixed charges               (a)        1.71        (b)         (c)
                                               =====       =====      =====       =====

(a) Fixed charges exceeded earnings by $37 million for the quarter ended September 30, 2000.

(b) Fixed charges exceeded earnings by $44 million for the year ended June 30, 2000.

(c) Fixed charges exceeded earnings by $16 million for the year ended June 30, 2000.